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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Georgia Gulf Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEORGIA GULF CORPORATION
400 Perimeter Center Terrace
Suite 595
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2003

To the Stockholders:

        The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 20, 2003 at 1:30 p.m. local time for the following purposes:

  (1)
  to elect two directors to serve for a term of three years;

  (2)
  to ratify the appointment of Deloitte & Touche to serve as independent public accountants for Georgia Gulf for the year ending December 31, 2003; and

  (3)
  to transact any other business as may properly come before the meeting.

        The board of directors has fixed the close of business on March 24, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

                      By Order of the Board of Directors,

                      Joel I. Beerman
                      Vice President, General Counsel and Secretary

Dated: April 9, 2003

GEORGIA GULF CORPORATION
400 Perimeter Center Terrace
Suite 595
Atlanta, Georgia 30346

PROXY STATEMENT
For Annual Meeting of Stockholders To Be Held May 20, 2003

GENERAL

        This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about April 9, 2003 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 20, 2003 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. Any stockholder who executes and delivers a proxy may revoke it at any time before its use by (i) giving written notice of revocation to our corporate secretary, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

        Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

  •
  election of the two nominees as directors; and

  •
  ratification of the appointment of Deloitte & Touche to serve as our independent public accountants for the year ending December 31, 2003.

Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

        We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by our directors and officers, who will not receive additional compensation for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

        Only holders of record of outstanding shares of common stock of Georgia Gulf at the close of business on March 24, 2003, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 32,431,027 shares of common stock outstanding and entitled to vote on March 24, 2003.

        When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or represented by proxy will decide the action proposed on each matter identified in this proxy statement, except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote for or against the proposals or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote against the proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL I—ELECTION OF DIRECTORS

        Our certificate of incorporation, as amended, provides that the board of directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent class I director, are proposed for election in class I, to serve until 2006:

      —Dennis M. Chorba
      —Patrick J. Fleming

        Unless instructed otherwise, the proxies will be voted for the election of the two nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors.

Nominees for Election in Class I on May 20, 2003

        Dennis M. Chorba, age 62, served as our vice president—administration from February 1992 until his retirement in March 1994. Mr. Chorba has served as a director since February 1994.

        Patrick J. Fleming, age 59, has served as a director since February 2000. Mr. Fleming has been an energy consultant since January 2000. In 1998 and 1999, he was the managing director and chief executive officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was president of Texaco Natural Gas, Inc.

Other Directors

  Class II Directors Serving Until 2004

        Jerry R. Satrum, age 58, served as our chief executive officer from February 1991 until his retirement in April 1998, and served as president from May 1989 until December 1997. Mr. Satrum has been a director since our inception. Mr. Satrum is also a director of Cytec Industries, Inc.

        Edward A. Schmitt, age 56, has served as our chief executive officer since April 1998 and as our president since December 1997. He also served as our chief operating officer from February 1997 to April 1998, as our executive vice president from February 1997 to December 1997, and as our vice president—operations commodity chemicals group from August 1993 until January 1997. Mr. Schmitt has been a director since February 1998, and in September 2001, he was elected to the additional position of chairman of the board.

  Class III Directors Serving Until 2005

        John E. Akitt, age 70, has served as a director since February 2000. Mr. Akitt has been a consultant since February 1998. He was executive vice president of Exxon Chemical Company from January 1992 until January 1998. Mr. Akitt is a director of Dofasco, Inc. and Cytec Industries, Inc.

        Ruth I. Dreessen, age 47, has served as a director since September 2001. Ms. Dreessen was a managing director with JP Morgan Chase & Co. from 1995 until her retirement in 2001. Ms. Dreessen is a director of USS Holdings, Inc., a holding company for Better Minerals & Aggregates, Inc.

        Charles T. Harris III, age 51, has served as a director since February 1999. Since June 2001, Mr. Harris has been a managing general partner of Harris Capital Partners, L. P. He was a managing director of Goldman Sachs & Co. from April 1999 until November 2002.He has been a limited partner of Goldman Sachs Group, L.P. since December 1996 and was a general partner of Goldman Sachs Group, L.P. for more than five years before December 1996. Mr. Harris is a director of Scholastic Corporation.

Director Not Standing for Election

        John D. Bryan, age 69, served as our vice president—operations from our inception in January 1985 until his retirement in December 1989. He has served as a director since our inception. Mr. Bryan will continue to serve as a director until the annual meeting.

        Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. The chairman, provided he is not employed by us, is paid an annual fee of $42,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Directors who are not our executive officers are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Non-employee directors are eligible to participate in our 1998 and 2002 equity and performance incentive plans.

        In 2002, the audit committee of the board of directors was comprised of Dennis M. Chorba, Ruth I. Dreessen, Patrick J. Fleming, Charles T. Harris III, and Jerry R. Satrum. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems and to review the planning and results of the audit examination with our independent public accountants. This committee held seven meetings in 2002. The board of directors has adopted a written charter for the audit committee.

        In 2002, the equity compensation committee of the board of directors was comprised of John E. Akitt, Patrick J. Fleming, and Charles T. Harris III. This committee's primary functions include overseeing our executive compensation and equity and performance incentive compensation policies. This committee held three meetings in 2002.

        In March 2002 the board created an independent nominating committee, comprised of Ruth I. Dreessen, Dennis M. Chorba and John E. Akitt. This committee's primary function is to identify and recommend candidates to fill any board vacancies. This committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating Committee, c/o the Corporate Secretary, 400 Perimeter Center Terrace, Suite 595, Atlanta, Georgia 30346. This committee held four meetings in 2002.

        The board of directors held five meetings in 2002. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board of directors and any committee on which he served. None of our directors or executive officers are related to any of our other directors or executive officers.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table lists information as of March 24, 2003 about the number of shares owned by each director, each executive officer listed on the summary compensation table included later in this proxy statement, and by all of our directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (1)
John D. Bryan	1,144,549	(2)	3.53
Jerry R. Satrum	1,097,048	(3)	3.38
Dennis M. Chorba	729,075	(4)	2.25
Edward A. Schmitt	609,300	(5)	1.88
Richard B. Marchese	229,492	(6)	*
Joel I. Beerman	217,178	(7)	*
Mark J. Seal	192,834	(8)	*
William H. Doherty	96,521	(9)	*
Charles T. Harris III	6,000	(10)	*
John E. Akitt	4,500	(11)	*
Patrick J. Fleming	4,500	(11)	*
Ruth I. Dreessen	1,500	(12)	*
All Directors and officers as a group (14 persons)	4,546,722	(13)	14.07%

*
Represents less than 1%.
(1)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.
(2)
Includes 427,444 shares held in trust for The Challenge Foundation and 23,000 shares held in trust for the Trust for School Reform, each of which Mr. Bryan serves as trustee; and 7,500 shares that may be acquired upon exercise of options.
(3)
Includes 50,000 shares owned by Mr. Satrum's wife; 57,000 shares held in trust for the Satrum Foundation, of which Mr. Satrum serves as trustee; 33,894 shares held by Mr. Satrum as trustee for John Bryan's children; and 7,500 shares that may be acquired upon exercise of options.
(4)
Includes 47,000 shares owned by Mr. Chorba's wife and 7,500 shares that may be acquired upon exercise of options.
(5)
Includes 428,000 shares that may be acquired upon exercise of options.
(6)
Includes 20,000 shares owned by Mr. Marchese's wife and 152,334 shares that may be acquired upon exercise of options.
(7)
Includes 20,000 shares owned by Mr. Beerman's wife and 149,834 shares that may be acquired upon exercise of options.
(8)
Includes 149,834 shares that may be acquired upon exercise of options.
(9)
Includes 74,834 shares that may be acquired upon exercise of options.
(10)
Represents 6,000 shares that may be acquired upon exercise of options.
(11)
Represents 4,500 shares that may be acquired upon exercise of options.
(12)
Represents 1,500 shares that may be acquired upon exercise of options.
(13)
Includes 1,082,337 shares that may be acquired upon exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        We believe all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission were timely filed by all directors and officers.

EXECUTIVE COMPENSATION

Cash Compensation

        The following table sets forth the cash compensation for the last three years ended December 31 for our chief executive officer and four most highly compensated executive officers other than the chief executive officer during 2002, who are collectively referred to as our named executive officers:

		Annual Compensation		Long Term Compensation
Name and Principal Position				Restricted Stock Awards ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)(2)
	Year	Salary ($)	Bonus ($)
Edward A. Schmitt Chairman, president and chief executive officer	2002 2001 2000	675,000 507,000 487,000	454,967 83,700 174,200	1,012,930	78,000 100,000 0	54,591 56,812 65,492	(3)(4)
Richard B. Marchese Vice president-finance—chief financial officer	2002 2001 2000	334,896 322,000 309,000	205,207 48,300 100,425	280,200	22,000 30,000 0	68,719 71,851 88,145	(3)(5)
Mark J. Seal Vice president-polymer group	2002 2001 2000	281,856 271,008 206,016	172,707 40,650 84,505	186,800	14,500 30,000 0	32,663 33,833 39,577	(3)(6)
Joel I. Beerman Vice president-general counsel and secretary	2002 2001 2000	280,992 265,008 250,008	160,165 39,750 81,252	186,800	14,500 30,000 0	35,131 36,389 42,827	(3)(7)
William H. Doherty Vice president-vinyl compounds group	2002 2001 2000	270,312 255,000 240,000	165,634 38,250 78,000	186,800	14,500 30,000 0	22,476 21,289 35,355	(3)(8)

(1)
The awards listed comprise the number of shares of restricted stock held by each named executive as of December 31, 2002. The values of the restricted stock holdings as of December 31, 2002 are $995,020 for Mr. Schmitt, $277,680 for Mr. Marchese and $185,120 for each of the other named executives, based on the closing price of the company's shares on December 31, 2002 of $23.14. Dividends are paid to holders of restricted shares. One-third of these shares vest on each of the first three anniversaries of March 6, 2002, the date of grant.

(2)
Consists of amounts paid under our savings and capital growth plan, which is a defined contribution plan, amounts included as income under our life insurance program and split dollar life insurance plan, as well as the actuarial value of the split dollar life insurance plan's benefits.

(3)
For 2002, we contributed the amount of $10,350 for each named executive officer under the savings and capital growth plan.

(4)
Includes $7,680 for income under our split dollar life insurance plan and $36,561 as the current actuarial value of the benefit for 2002.

(5)
Includes $7,475 for income under our split dollar life insurance plan and $50,894 as the current actuarial value of the benefit for 2002.

(6)
Includes $4,290 for income under our split dollar life insurance plan and $18,023 as the current actuarial value of the benefit for 2002.

(7)
Includes $4,743 for income under our split dollar life insurance plan and $20,038 as the current actuarial value of the benefit for 2002.

(8)
Includes $2,196 for income under our split dollar life insurance plan and $9,930 as the current actuarial value of the benefit for 2002.

Option Grants in the Last Fiscal Year

        The table below sets forth information regarding options to purchase shares of our common stock that were granted under the 1998 and 2002 Equity and Performance Incentive Plans on March 6, 2002 to the named executive officers. The options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. If we experience a change in control, as defined in the plan, any options or portions of options that have not yet expired become immediately exercisable. Generally, a change in control will have occurred (i) if we are merged or consolidated with an entity or sell substantially all of our assets to an entity and immediately after that merger, consolidation or sale, our stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 l/3% of our common stock, or (iii) if specified changes in our board of directors occur.

INDIVIDUAL GRANTS

		% of Total Options Granted to Employees in Fiscal 2002			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
	Number of Securities Underlying Options Granted (#)
Name			Exercise Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Edward A. Schmitt	78,000	24.07%	23.35	3/6/2012	1,145,406	2,902,683
Richard B. Marchese	22,000	6.79%	23.35	3/6/2012	323,063	818,706
Mark J. Seal	14,500	4.48%	23.35	3/6/2012	212,928	539,601
Joel I. Beerman	14,500	4.48%	23.35	3/6/2012	212,928	539,601
William H. Doherty	14,500	4.48%	23.35	3/6/2012	212,928	539,601

(1)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock. In order to realize the potential values set forth in the 5% and 10% columns, the per share price of our common stock would be $38.03 and $60.56 respectively.

Aggregated Option Exercises and Fiscal Year End Option Values

        The table below lists information regarding unexercised options held at the end of 2002 by the named executive officers, based on the value of options held by those officers on December 31, 2002. This value is calculated as the difference between the exercise price of the option and $23.14 per share, which was the closing price of our common stock on that date as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal. None of the named executive officers exercised options in 2002.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-money Options at Fiscal Year End ($) Exercisable/Unexercisable
Edward A. Schmitt	369,000/66,000	982,160/411,840
Richard B. Marchese	135,000/20,000	293,400/124,800
Mark J. Seal	135,000/20,000	293,400/124,800
Joel I. Beerman	135,000/20,000	293,400/124,800
William H. Doherty	60,000/20,000	177,900/124,800

Officer Retirement Plan

        Messrs. Marchese and Schmitt participate in our officer retirement plan, which is represented by separate agreements with each officer. Subject to specified limitations, this plan provides that we will make annual payments to Mr. Marchese after retirement, disability or other termination equal to the greater of (1) 50% of his average annual salary during the last five years of his employment offset by the amounts payable under our salaried employees' retirement plan and the value of our contributions to the savings and capital growth plan and (2) 30% of his final annual salary during the last year of his employment with no offset. At Mr. Marchese's death, the officer retirement plan will continue to pay 50% of this amount to his surviving spouse for the remainder of the spouse's life. For Mr. Schmitt, the officer retirement plan provides that we will make annual payments equal to 30% of the officer's final annual salary, and, at death, will continue to pay 50% of this amount to the surviving spouse for the remainder of her life. For Messrs. Marchese and Schmitt, full benefits are payable upon retirement at any time after attaining age 62 and continue until age 65. The estimated annual benefit under the officer retirement plan payable to Mr. Marchese would be $104,488, and the estimated annual benefit payable to Mr. Schmitt would be $256,227, upon the retirement of each at age 62. If an officer engages in specified competitive activity after retirement, benefits under the officer retirement plan terminate. The formula benefit under the officer retirement plan should exceed any offsetting amounts provided through the salaried employees' retirement plan and the savings and capital growth plan. Messrs. Seal, Beerman, and Doherty do not participate in the officer retirement plan but are participants in the split dollar life insurance plan.

Split Dollar Life Insurance Plan

        In 1998, we implemented the split dollar life insurance plan for the benefit of our officers. In accordance with the split dollar life insurance plan, each participating officer has entered into an agreement that, subject to specified limitations, provides the officer with pre-retirement and post-retirement death benefits. We have agreed to provide the benefits through the purchase of a life insurance policy by which we will be reimbursed for our premium costs from each policy's cash value or death benefit. If an officer engages in specified competitive activity after termination, benefits under the split dollar life insurance plan are to be returned to us.

        Messrs. Schmitt, Marchese, Seal, Beerman and Doherty participate in the split dollar life insurance plan.

Compensation Committee Interlocks and Insider Participation

        In February 1998, we established the equity compensation committee, in connection with the 1998 Equity and Performance Incentive Plan and its functions continue under the 2002 Equity and Performance Incentive Plan. This committee has performed functions relating to all executive compensation, including those required by the equity and performance incentive plan, since February 2000. In 2002, the equity compensation committee of the board of directors was composed of Charles T. Harris III, John E. Akitt and Patrick J. Fleming.

REPORT ON EXECUTIVE COMPENSATION

        The compensation of our executive officers is based on a policy of attracting, retaining and rewarding the executive officers by compensating them at a level competitive with similarly situated employees within the industry. Officer compensation consists of salary, bonus payments under our management incentive bonus plan, and the award of stock options and restricted stock. Officers participate in our savings and capital growth plan, salaried employees' retirement plan, officer retirement plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for specified compensation in excess of $1,000,000 paid to the corporation's chief executive officer and the four other most highly compensated executive officers. The directors making decisions regarding compensation monitor the impact of this legislation to ensure that material tax deductions are not lost due to its application.

        To determine that the annual compensation of our chief executive officer and our other officers is competitive with similarly situated employees in the industry, the equity compensation committee reviewed an analysis of executive officer compensation prepared by a compensation and benefits consulting firm, comparing the compensation paid to our executives with information obtained from databases maintained by the consultants containing information regarding companies considered to be comparable to Georgia Gulf. Management and the equity compensation committee believe the information obtained reasonably reflects the practices of comparable companies. The information included both annual salary and total current compensation, which is comprised of salary and bonus.

        With the exception of the chief executive officer's salary, the salaries of the other named executive officers are believed to be generally competitive based on a comparison of salaries to the information. The 2001 salary of the chief executive officer fell below competitive levels, and, as a result, he received an increase for 2002 to approximately the average of the competitive salaries. Total 2002 compensation of all named executives and the salaries of the named executives are within the median ranges reported in the analysis.

        In 2002, our key employees, including the named executive officers, participated in our management incentive bonus plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to company profit. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings before deductions of interest, taxes and depreciation and any extraordinary items, is also established. This target is based on a comparison of our earnings performance with our cost of capital. The target is the amount of earnings equal to double our cost of capital.

        If the target is reached, the named executives receive a payment equal to 70% of their points awarded. Payments are ratably reduced to a minimum, which is the greater of half of the corporate target or a risk-free rate of return (e.g. 10 year Treasury Bill), in which case participants receive a payment equal to 10% of their points awarded. The maximum that can be awarded under the plan is a payment of double the participants' points where earnings equal two times the corporate target. The plan also provides that payment adjustments may be made to reflect the performance of the chemical industry compared to historical performances.

        Our 2002 earnings, calculated in accordance with the management incentive bonus plan, resulted in a payment to participants equal to 114% of each participant's bonus points. The chief executive officer, therefore, received a payment equal to 1.14 times 70% of his awarded points.

        Thirty percent (30%) of the named executives' bonus payments are awarded based on individual performance in light of agreed upon objectives. After review of Mr. Schmitt's performance for 2002, the committee agreed to increase his award. For 2002, he received a payment equal to 1.25 times 30% of his awarded points. Actual bonuses paid to our named executive officers are listed on the summary compensation table.

        Executive officers were awarded stock options and restricted shares in 2002. These awards are intended to encourage key executives and managerial employees to become owners of our stock to increase their interest in our long-term success, to align their interests with stockholders, to provide incentive equity opportunities which are competitive with other similarly situated companies and to stimulate the efforts of employees by giving suitable recognition for services that contribute materially to our success.

                      Charles T. Harris III, Chairman
                      John E. Akitt
                      Patrick J. Fleming

AUDIT COMMITTEE REPORT

        Five directors make up the audit committee of our board of directors: Dennis M. Chorba, chairman, Charles T. Harris III, Patrick J. Fleming, Jerry R. Satrum, and Ruth I. Dreessen.

        During the course of performing its duties, the committee:

  •
  discussed with management our audited financial statements as of and for the year ended December 31, 2002,

  •
  discussed with Deloitte & Touche, LLP, our independent accountants and auditors for 2002, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and

  •
  received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed the auditors' independence with the auditors.

        Based on these reviews and discussions, the committee recommended to the board of directors that Deloitte & Touche LLP be appointed to serve as our independent public accountants for 2003 and that our 2002 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

  Dennis M. Chorba, Chairman
  Charles T. Harris III
  Patrick J. Fleming
  Jerry R. Satrum
  Ruth I. Dreessen

THE STOCK PERFORMANCE GRAPH

        The graph below is a comparison of the five year cumulative total return among us, Standard & Poor's Smallcap 600 Index and Standard & Poor's Chemical Smallcap Index. Stock performances, including our stock performance, were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock.

Total Shareholder Returns (Indexed)
GGC vs S&P Smallcap 600

PROPOSAL II—APPOINTMENT OF INDEPENDENT
PUBLIC ACCOUNTANTS

        The board of directors has appointed Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2003. The board of directors recommends that this appointment be ratified.

        Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Fiscal 2002 Audit Firm Fee Summary

        During fiscal year 2002, we retained our principal auditor, Deloitte & Touche LLP, to provide services in the following categories and amounts:

  Audit Fees

        Deloitte & Touche LLP has billed us $305,000, in the aggregate, for professional services it rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2002.

  Financial Information Systems Design and Implementation Fees

        Deloitte & Touche LLP has not billed us for financial information design and implementation fees described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, since it did not render any of those services for us during the fiscal year ended December 31, 2002.

  All Other Fees

        Deloitte & Touche LLP has billed us $34,308, in the aggregate, for all other services it rendered during the fiscal year ended December 31, 2002.

        The audit committee has considered and concluded that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

Changes in Registrant's Certifying Accountant

        On May 20, 2002, the audit committee voted to dismiss Georgia Gulf's independent public accountants, Arthur Andersen LLP, and to engage the services of Deloitte & Touche LLP to serve as its independent public accountants for the year 2002, effective immediately.

        Arthur Andersen's reports on Georgia Gulf's consolidated financial statements for each of the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal years ended December 31, 2001 and 2000, and through the date of Arthur Andersen's dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on Georgia Gulf's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        Georgia Gulf provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to Georgia Gulf's report on Form 8-K dated May 21, 2002, is a copy of Arthur Andersen's letter, dated May 17, 2002, stating its agreement with such statements.

        During the fiscal years ended December 31, 2001 and 2000 and through May 20, 2002, Georgia Gulf did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Georgia Gulf's consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        We do not know of any matters other than those stated above which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

        Proposals by stockholders intended to be presented at the 2004 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 11, 2003, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2004. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2004 annual meeting, if that stockholder fails to notify us in the manner set forth above of its proposal by February 24, 2004, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2004 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2004 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                      Joel I. Beerman
                       Vice President, General
                      Counsel and Secretary

April 9, 2003

GEORGIA GULF CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZGGC31
☒	Please mark votes as in this example.
GEORGIA GULF CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.
1. To elect two directors to serve three years.						FOR	AGAINST	ABSTAIN
Class I: (01) Dennis M. Chorba, (02) Patrick J. Fleming				2.	To ratify the appointment of Deloitte & Touche LLP to serve as independent public accountants for Georgia Gulf for the year ending December 31, 2003.	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHOLD
FOR ALL NOMINEES EXCEPT	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)
					Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐
Please be sure to sign and date this Proxy.
IMPORTANT: Sign exactly as your name appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.
Stockholder sign here:	Date:	Co-owner sign here:	Date:

DETACH HERE	ZGGC32

GEORGIA GULF CORPORATION

Proxy for Annual Meeting of Stockholders
May 20, 2003
This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Edward A. Schmitt and Richard B. Marchese, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of the Company to be held on May 20, 2003 and any adjournment thereof.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 20, 2003
GENERAL
PROPOSAL I—ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
INDIVIDUAL GRANTS
REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
THE STOCK PERFORMANCE GRAPH
Total Shareholder Returns (Indexed) GGC vs S&P Smallcap 600
PROPOSAL II—APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS THAT MAY COME BEFORE THE MEETING
STOCKHOLDER PROPOSALS